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                                                                    EXHIBIT 10.2




                            GENERAL SUPPLY AGREEMENT

This agreement is made as of September 1, 1997, between AT&T Wireless Services, Inc. ("AWS"), whose principal office is located in Kirkland, Washington, on behalf of its operating companies and affiliates, and FWT Inc., ("FWT") whose principal office is located in Ft. Worth, Texas.

WHEREAS, AWS is interested in obtaining monopoles, antenna structures, and platforms on an as needed basis, with committed monopole shipment lead times to meet its anticipated needs, and other products and services on an as needed basis as offered by FWT, and

WHEREAS, FWT has sufficient experience and expertise in manufacturing and supplying such products and related products to meet company needs, and has the ability to commit in advance to ship such products within six to eight weeks of receipt of AWS's order.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions herein contained, AWS and FWT agree as follows:

1.       AWS'S TERMS AND CONDITIONS.

Except as expressly provided herein, all transactions between AWS and FWT will be in accordance with the provisions of Attachment A, entitled "AT&T Wireless Services General Terms and Conditions", which is hereby incorporated by reference.

2.       PERIOD OF AGREEMENT.

This Agreement shall remain in effect for a period of three (3) years commencing from the effective date of Agreement unless terminated by either party. This Agreement may be extended beyond its original term for any specified period of time mutually agreed upon by both parties.

3.       TERMINATION.

AWS shall have the right, at any time, to terminate this Agreement for convenience upon one hundred eighty (180) days advance written notice to FWT. In the event that a quarterly price adjustment is indicated by changes in the pricing indices, pursuant to Attachment B, Section 3.5.4, but AWS and FWT are unable to reach agreement on such adjustment, FWT shall have the right to terminate this Agreement upon one hundred and twenty (120) days advance written notice to AWS. Either party shall have the right to terminate this Agreement in the event of a material breach of this Agreement by the other party, provided that the breaching party does not or can not cure the breach within thirty (30) days following receipt of notice of the breach.

4.       PRODUCTS AND SERVICES COVERED.

FWT agrees to sell to AWS certain products ("Products") and services ("Services"), including but not limited to those specified in Attachment B and Attachment C.

5.       INSTALLATION AND TRAINING.

         Installation Assistance

         If applicable to the order placed by AWS and if requested in advance by AWS, FWT shall make available at the installation site, a field engineer to render installation and assistance as required by AWS.



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         Training.

         If applicable to the order placed by AWS and if requested by AWS, FWT will:

         a. provide instructors and the necessary instructional material of FWT's standard format to train instructors or other personnel in the safety, installation, planning and practices, operation, maintenance and repair of Products furnished hereunder. These classes shall be conducted at reasonable intervals at locations agreed upon by both parties.

         Or, at the option of AWS,

         b. provide to AWS FWT's training modules or manuals and any necessary assistance, covering those areas of interest outlined in (a) of this section, sufficient in detail, format and quantity to allow AWS to develop and conduct a training program.

6.       PRIMARY SUPPLIER.

AWS recognizes FWT as its primary supplier for Products offered under this Agreement, and warrants that it shall endeavor in good faith to use FWT as its primary supplier for seventy percent (70%) of the Products it purchases during the term of this Agreement. This seventy percent (70%) goal is a good faith estimate by AWS, but actual purchases by AWS may vary from this amount. AWS will actively support FWT's Primary Supplier status and will make all reasonable efforts to ensure FWT is and remains AWS's Primary Supplier during the term of this Agreement. AWS and FWT agree to fully cooperate in the design and development of the Products to meet AWS's future needs and to share information and resources necessary to ensure such product availability to AWS. The foregoing notwithstanding, it is expressly understood and agreed that this Agreement does not grant FWT an exclusive privilege to sell to AWS any or all products which AWS may require; and AWS may contract with other manufacturers and suppliers for the procurement of comparable products.

7.       PREFERENCES AND RIGHTS OF THIRD PARTIES.

Instead of buying Products directly, AWS may arrange for third parties to buy the Products. Except in cases where the third party manufacturers its own Product or is able to offer AWS a better overall bargain, AWS agrees to direct such third parties to purchase the Product from FWT, provided that FWT Products meet the specifications set forth by the third party. At AWS's written request, FWT agrees to extend all rights and privileges under this Agreement to such third parties. The third party will be bound by the terms and conditions contained herein and AWS shall be released from any obligations with respect to those orders; provided, however, that AWS may agree to guarantee payment to FWT for such orders. AWS acknowledges that FWT reserves the right to require the third party to enter a separate agreement which is consistent with this Agreement, and AWS agrees to cooperate fully in the establishment of any such agreement.

8.       DISASTER RESPONSE FWT.

AWS and FWT recognize the urgent nature of disaster response and recovery and the importance of FWT's Products to AWS in such response. Both parties agree to develop and execute a specific plan to deal with disaster response and recovery. In the event of a disaster, and in the absence of such a plan, FWT agrees to render any reasonable assistance deemed necessary by AWS to aid in its disaster response and recovery efforts and such assistance shall be given FWT's highest priority.



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9.       PRICING AND PRICE CHANGES.

Prices for Products purchased under this Agreement shall be in accordance with Attachment B and C. Such pricing shall be subject to change not more than once quarterly and only if mutually agreed upon between AWS and FWT.

10.      TITLE AND RISK OF LOSS.

Title to Products purchased by AWS hereunder shall vest in AWS and risk of loss pass to AWS when the Products have been shipped by FWT to the location(s) specified by AWS using the carrier designated by AWS unless additional Services after delivery are specified in a AWS Purchase Order, in which case title shall not vest nor shall risk of loss pass until such Services have been performed by FWT and been accepted by AWS.

AWS shall assume risk of loss or damage to all Products during transportation. FWT shall not be responsible for any loss or damage to Products ordered hereunder, after such Products have been shipped to the premises designated by AWS, and AWS agrees to hold FWT harmless from such loss or damage.

11.      DAMAGED SHIPMENTS.

Claims for transportation damage shall be filed and processed by AWS or AWS's agent.

12.      INCOMPLETE SHIPMENTS.

Incomplete shipments and backordered Products shall be expedited at FWT expense and AWS's order shall be treated as FWT's highest priority until such time as such order has been completed.

13.      WARRANTIES

FWT warrants that all items to be furnished will be new, unless otherwise specified, and that all Products will be of highest quality, free from fault or defect and will conform with the requirements as set forth in FWT's standard warranty.

The warranty as stated shall not limit the application of any other warranty which may be applicable under any law or laws to which this Agreement between the parties is subject. FWT warrants that all Products and Services covered by this Agreement shall be provided in a professional manner and shall not result in defects in workmanship, and shall be in accordance with any specifications given, in writing, by AWS to FWT for a period of five (5) years from the date of final invoice. If any such defects appear within that time, FWT shall repair such work affected by defects at no cost to AWS. The representation by FWT of the quality of all Products and Services shall be an essential condition of this Agreement, and any non-compliance therewith shall give AWS, in addition to any other rights AWS may have, the right to reject any of the Products and Services ordered hereunder.

14.      INVOICING AND PAYMENT.

FWT shall render an invoice in accordance with AWS's purchase order. Due dates for the payment of the invoice shall be computed from the date of receipt of the invoice by AWS, such invoice to be issued by FWT upon completion of manufacturing of the Product or the Target Shipment Date (as defined in Attachment B), whichever is later.

15.      LAWS, RULES AND REGULATIONS.

FWT agrees that it and its subcontractors shall give access to the authorized representatives of the Secretary of Labor for the purpose of inspecting or carrying out any of the Secretary's duties under the Occupational Safety and Health Act of 1970, as amended. FWT shall be responsible for any violation by it of said Act, of any regulation issued thereunder, shall immediately remedy any conditions giving rise



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to such a violation, and shall defend, indemnify, and hold AWS harmless from any fine, penalty or liability in connection therewith.

16.      EXECUTIVE ORDER COMPLIANCE.

FWT expressly agrees not to discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or handicap, and shall during the performance of this Agreement comply with all applicable Executive Orders and federal regulations.

17.      BANKRUPTCY.

Either party may terminate this Agreement by notice in writing in the event that the other makes an assignment for the benefit of creditors, or admits in writing inability to pay debts as then mature; or a trustee or receiver of the other, or any substantial part of the other's assets, is appointed by any court.

18.      TAXES.

Federal Sellers' and Retailer's Excise, State or Local Sales and Use Taxes, when applicable, shall be billed as separate items on FWT's invoices, and are not included in FWT's prices.

19.      NOTICES.

Notice or other advice required to be given hereunder shall be deemed given when deposited, postage prepaid, in the United States Mail.

                 AWS:     Legal department
                          AT&T Wireless Services, Inc.
                          5000 Carillon Point
                          Kirkland, WA 98033

                 FWT:     Mr. Roy Moore
                          FWT Inc.
                          1901 East Loop 820 South
                          Ft. Worth, TX 76112-7899

If either party changes its address during the term thereof, it shall so advise the other party in writing, and all notices and advice thereafter required to be given shall be sent to such new address.

20.      INDEMNIFICATION.

FWT shall defend, indemnify, and save harmless, AWS and it's operating units and affiliates from and against all losses, costs, damage, expense, claims or demands arising out of or caused in any manner by FWT's performance under this Agreement, including all suits or actions of every kind or description brought against AWS, and/or its operating units and affiliates either individually or jointly with FWT for or on account or occasioned or caused by any act, omission, or fault of FWT, FWT's employees, or agents, or others under FWT's control. This indemnification shall not apply to the extent such losses, costs, damages, expenses, claims or demands are attributable to the negligence or willful misconduct of AWS and its operating units, affiliates and/or subcontractors.

21.      INFRINGEMENT.

The following terms apply to any infringement or claim of infringement of any patent, trademark, copyright, trade secret or other proprietary interest based on the manufacture, normal use or sale of any material furnished to AWS and its operating units and affiliates hereunder or in contemplation hereof. FWT shall indemnify AWS and its operating units and affiliates for any loss, damage, expense, or

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liability that may result by reason of any such infringement or claim, except where such infringement or claim arises solely from FWT's adherence to AWS's and/or its operating units or affiliates written instructions or directions which involve the use of merchandise or items other than (1) commercial merchandise which is available on the open market or is the same as such merchandise, or (2) items of FWT's origin, design or selection; and AWS and its operating units and affiliates, as the case may be, shall so indemnify FWT for sales to AWS and its operating units and affiliates in such excepted cases. Each party shall defend or settle, at its own expense, any action or suit against the other for which it is responsible hereunder. Each party shall notify the other promptly of any claim of infringement for which the other is responsible, and shall cooperate with the other in every reasonable way to facilitate the defense of any such claim.

22.      USE OF INFORMATION.

Any disclosure of confidential information between the parties to this Agreement shall be subject the terms and conditions of the Nondisclosure Agreement between AT&T Wireless Services, Inc. and FWT, Inc. dated August 1, 1996, which is hereby incorporated by reference.

23.      ASSIGNMENT.

FWT may not assign this Agreement, in whole or in part, without AWS's prior written consent, which consent will not be unreasonably withheld or delayed. AWS may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which AWS is a party, (b) any corporation, partnership, association or other person to which AWS may transfer all or substantially all of the assets and business of AWS existing at such time. AWS may assign its rights hereunder to any subsidiary of the AT&T Corporation, provided that AWS obtains FWT's prior written consent, which will not be unreasonably conditioned, withheld or delayed. All the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

24.      RELATIONSHIP.

(See Attachment B)

25.      PUBLICITY.

FWT agrees to submit to AWS all advertising, sales promotion, press releases and other publicity matters relating to the Products furnished or to Services performed by FWT under this Agreement wherein AWS's name, marks or the name or mark of any AWS operating unit or affiliate is mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and FWT further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without AWS's prior written approval.

26.      CHOICE OF LAW.

The construction, interpretation, and performance of this Agreement shall be governed by the laws of the State of Washington.

27.      ENFORCEMENT.

AWS's failure at any time to enforce any of the provisions of this Agreement or any right with respect thereto, or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights, or options or in any way to affect the validity of this contract. The exercise by AWS of any right or options under the terms or covenants herein shall not preclude or prejudice the exercising thereafter of the same or any other right hereunder.




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28.      SEVERABILITY.

In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the laws of the jurisdiction governing the entire Agreement, such unenforceability shall then be construed as if such unenforceable provision or provisions had never been contained herein.

29.      INSURANCE.

FWT shall maintain, during the term hereof all insurance and/or bonds required by law, including but not limited to; (1) Workmen's Compensation insurance as prescribed by the law of the state in which the work is performed; (2) employer's liability insurance with limits of at least $1,000,000 each occurrence, and (3) comprehensive general liability insurance (including product liability insurance), with total liability limits of at least $2,000,000, and, if the use of automobiles is required, comprehensive automobile liability insurance, each with limits of at least $1,000,000 for bodily injury, including death, to any one person, and $1,000,000 on account of any one occurrence, and $1,000,000 for each occurrence of property damage. AWS shall be named as an additional insured party under such comprehensive general liability insurance policy.

Certificates of such insurance shall be submitted to AWS upon AWS's request. Certificates of insurance, with copies of the policies or other proof of insurance shall be sent to AWS. No insurance required to be maintained pursuant to this Agreement shall be canceled by FWT without giving at least ten days prior written notification to AWS.

FWT shall also require FWT's subcontractors, if any, who may enter upon AWS's premises to maintain similar insurance and to agree to furnish AWS, if requested, certificates or adequate proof of such insurance. Certificates furnished by FWT shall contain a clause stating that AWS is to be notified in writing at least ten days prior to cancellation of, or any material change in, the policy.

30.      CONFLICTING PROVISIONS.

AWS shall not be bound by additional provisions or provisions at variance with this Agreement which may appear in FWT's quotation, acknowledgment, invoice or in any other communication from FWT to AWS, without AWS's prior written consent.

31.      NON-DISCRIMINATION AGREEMENT.

FWT shall maintain a non-discrimination compliance agreement and provide a copy of such agreement to AWS upon request.

32.      ORDER OF PRECEDENCE.

In the event of a conflict between the terms of this Agreement and its Attachments, the order of precedence of the terms shall be as follows:

         A.       Agreement
         B.       Attachments B and C.
         C.       Attachment A.
         D.       Purchase Orders (except for prices)

33.      ENTIRE AGREEMENT; CANCELLATION AND PRIOR AGREEMENTS.

This Agreement and its Attachments constitute the entire Agreement between AWS and FWT with respect to the subject matter hereof and all prior oral or written communications, understandings or agreements between the parties with respect to such subject matter, including that certain agreement




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between the parties dated November 1, 1996, are hereby canceled and superseded in their entirety. The parties acknowledge and agree that all claims arising under such prior understandings and agreements shall survive, except that the parties release and discharge one another for any claims arising from the following:

1)       Tonnage commitment shortfalls by AWS
2)       Late delivery penalties owed by FWT to AWS-Central Region
3) Claims which became known prior to August 1, 1997, which have not yet been disclosed to the other party

34.      AMENDMENT.

This agreement shall not be amended or modified without specific written provision to that effect, signed by both parties. No oral statement of any person whomsoever shall, in any matter or degree, modify or otherwise affect the terms and provisions of this Agreement.

IN WITNESS WHEREOF, AWS and FWT have caused this Agreement to be executed by their duly authorized representatives as of the day and year first stated above.

AT&T WIRELESS-SERVICES, INC.              FWT INC.

By: /s/ JONI P. NELSON                    By: /s/  ROY J. MOORE
   ----------------------------               --------------------------------
Joni P. Nelson, C.P.M.                    Roy J. Moore
Regional Supply Manager                   Vice President - Marketing and Sales



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                                  ATTACHMENT A
                             AT&T WIRELESS SERVICES
                          GENERAL TERMS AND CONDITIONS

By signature of General Supply Agreement #ATTWS/FWT/1096, these GENERAL TERMS AND CONDITIONS are agreed to this August __, 1997, by FWT Inc. ("FWT") and AT&T Wireless Services, Inc. ("AWS"). FWT hereby acknowledges and agrees that these General Terms and Conditions shall apply and are hereby incorporated into each and every purchase order, sales order, request for service, or other agreement between FWT and AWS under which FWT agrees to provide goods or services. Each such order, request and agreement shall be referred to herein as a "Purchase Order".

         1.      Independent Contractor.   FWT acknowledges that its status
vis-a-vis AWS is that of an independent contractor, not an employee. FWT shall be solely responsible for the operation of its business and the supervision and compensation of its employees (including without limitation the payment of all business, payroll, unemployment, property, and income taxes and workers compensation payments). AWS shall not (a) have any right or obligation to control or direct the results of or the means by which FWT performs its services, (b) provide FWT with any employees, transportation, facilities, equipment or supplies, or (c) reimburse FWT for any of its expenses.

         2. Compliance with Laws. FWT shall comply with all applicable federal, state and local laws, government orders and regulations in performing any and all Purchase Orders, including compliance with all requirements of
Section 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended from time to time and with all regulations and orders of the administrator of the Wage and Hour Division issued under Section 14 as amended from time to time. On request FWT shall furnish AWS certificates of compliance with all such laws, orders and regulations. The parties agree that the contract provisions set forth in: (1) Section 202 of the Executive Order 11246, dated September 24, 1965, pertaining to equal opportunity, nondiscriminatory employment practices,
(2) Section 60-2504 of the Affirmative Action Regulations for Veterans, codified as 41 CFR 60-250, and adopted pursuant to the Veterans Readjustment Act of 1974, and (3) Section 60-7414 of the Affirmative Action Regulations on Handicapped Workers, codified as 41 CFR 60-741, relating to Section 503 of the 1973 Rehabilitation Act, are incorporated herein by reference, except to the extent that the terms of said Regulations and Order are inapplicable to or otherwise do not govern a particular Purchase Order or to the extent that a particular Purchase Order may be exempt from the provisions of said Regulations and Order by rules and regulations issued thereunder.

         3. Acceptance. Commencement of performance pursuant to any Purchase Order constitutes acceptance hereof by FWT.

         4. Prices, Terms and Invoices. The prices for the equipment and/or services ordered hereunder are those specified on the face of the particular Purchase Order. No charges shall be made for shipping, unless specified on the particular Purchase Order. Taxes shall be applied to all orders, however, the tax amount will not be included on the Purchase Order. Payment is contingent upon approval of the equipment and/or services by AWS. Time and material invoices are payable only after audit by AWS. Terms of payment for invoices submitted by FWT against PO's issued pursuant to this agreement shall be Net 30. Due dates for the payment of invoices shall be computed from the date of receipt of the invoice by Buyer.




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5.       Packing, Marking and Shipping

         a.      Delivery shall be f.o.b. origin.

         b. A packing slip shall accompany each shipment, enclosed in a package marked "Packing Slip Inside." The Packing Slip and other shipping documents shall bear the applicable Purchase Order number and shipping destination.

6. Inspection. All equipment and services provided under any Purchase Order shall be subject to inspection and testing by AWS to the extent practicable at times and places including the period and place of manufacture; if any such inspection or test is made on FWT's premises, FWT shall furnish without additional charge reasonable facilities and assistance for the safety and convenience of the persons conducting the test. If any equipment or services are defective in material or workmanship, or otherwise not in conformity with the requirements of any Purchase Order, AWS shall have the right to reject such equipment or services, retain and correct them at FWT's expense, or require their correction by FWT. Rejected equipment shall be returned to FWT at FWT's risk and FWT shall pay AWS for all packing, handling and transportation expenses incurred in connection with the rejected equipment. Records of all inspection work by FWT shall be kept complete and available to AWS during the performance of any and all Purchase Orders and for such longer period as may be required by law.

7. Liens. All equipment to be delivered under any and all Purchase Orders and all property to be returned to AWS shall be free and clear of any and all liens and encumbrances whatsoever.

8. Use. The equipment and services contracted for in any Purchase Order are to be for the use of AWS, its affiliated companies and/or its or their suppliers. All equipment contracted for may be subjected to further processes of manufacture, combined with any articles, or put to any use whatsoever, by AWS, its affiliated companies or its or their suppliers, as it or they may elect, and in no event shall any claim for royalty or other additional compensation be made by FWT, by reason of such manufacture, combination or use.

9. AWS's Property. All property, if any, used by FWT but owned, furnished, charged to, paid for, or provided by AWS, including but not limited to materials, tools, dies, plates, jigs, patterns, fixtures, equipment and any replacements thereof, shall be the property of AWS subject to removal and inspection by AWS at any time without cost or expense to AWS. All such property shall be used by FWT only for performance under any Purchase Orders and shall be adequately insured for AWS's protection. FWT shall assume all liability for and maintain and repair such property and return the same to AWS in good condition, reasonable wear and tear excepted.

10.      Excusable Delays.

         a. Neither AWS nor FWT shall be liable for a failure to perform hereunder arising from (1) acts of God or a public enemy, (2) acts of the Government of the United States or any state or political subdivision or any department or regulatory agency thereof or entity created thereby, (3) acts of any person engaged in subversive activity or sabotage, (4) fires, floods, explosions, or other catastrophes, (5) epidemics and quarantine restrictions, (6) strikes, slowdowns, lockouts or labor stoppages or disputes of any kind, (7) freight embargoes, (8) unusually severe weather, (9) delays of a supplier due to any of the above causes or events, or (10) causes or events beyond the control and without the fault or negligence of AWS or FWT in failing, to perform hereunder.

         b. In the event of a failure by FWT to perform arising from any of the causes or events set forth in subparagraph (a) of this paragraph, AWS shall be entitled to obtain equipment or services covered by all applicable Purchase Orders elsewhere for the duration of such failure and to reduce, pro tanto the quantity or amount of equipment or services ordered from FWT under all such Purchase Orders.



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11.      Termination at Option of AWS.

         a. Performance under any and all Purchase Orders may be terminated by AWS at its option, in whole or in part at any time with written notice to FWT, notwithstanding the existence with respect to FWT of any of the causes or events specified in Paragraph 10 above.

         b. After receipt of a notice of termination FWT shall, unless otherwise directed by AWS, immediately terminate the performance of all services and the manufacture and/or shipment of all equipment under all outstanding Purchase Orders, and shall, unless otherwise directed by AWS, (1) terminate all orders and subcontracts relating to the performance of the work and settle all claims arising out of such termination, subject to the approval or ratification of AWS; (2) transfer title and deliver to AWS (i) all completed equipment which conforms, in quality, to the requirements of all outstanding Purchase Orders and does not exceed, in quantity, the amount authorized for production by AWS, and (ii) all reasonable quantities (but not in excess of amounts authorized by AWS) of work in process and materials produced or acquired to perform hereunder which are of a type and quality suitable for producing equipment which conforms, in quality, to the requirements of the outstanding Purchase Orders and which cannot reasonably be used by FWT in producing equipment for itself or for its other customers; (3) take all action necessary to protect property in FWT's possession in which AWS has or may acquire an interest; and (4) submit to AWS promptly, but not later than three (3) months from the effective date of termination, its termination claim, in the form and with the certification prescribed by AWS; provided, however, that in the event of failure of FWT to submit its termination claim within such period, AWS may determine notwithstanding the provisions of subparagraph (c) hereof, on the basis of information available to it, the amount, if any, due FWT with respect to the termination and such determination shall be final.

         c. If the parties cannot by negotiation agree within a reasonable time upon the amount of fair compensation due FWT for such termination, AWS, in addition to making prompt payment of amounts due for equipment delivered or services rendered prior to the effective date of termination, will pay to FWT (without duplication) the actual costs incurred by FWT which are properly allocable or apportionable under recognized commercial accounting practices to the terminated portion of this order, including the cost of discharging liabilities which are so allocable or apportionable. Such costs shall exclude the cost of discharging liabilities for parts, materials and services not received by FWT before the effective date of termination. Payments made under this subparagraph (c) shall not exceed the aggregate price specified in Purchase Orders, less payments otherwise made or to be made.

         d. With the consent of AWS, FWT may retain at an agreed price or sell at an approved price any completed equipment, or any equipment, materials, work in process or other things the cost of which is allocable or apportionable to a Purchase Order under subparagraph (c) above, and will credit or pay the amount so agreed or received as AWS directs.

         e. The provisions of this paragraph 11 shall not apply if this Purchase Order is terminated by AWS for the default of FWT pursuant to paragraph 12 hereof.

12. Termination for Default of FWT. Subject to paragraph 11 above, whenever FWT (1) refuses or fails to make deliveries of the equipment or perform services called for in any Purchase Order within the time specified in the Purchase Order or in written instructions issued to FWT, or (2) otherwise defaults in the performance of any Purchase Order, AWS may terminate such Purchase Order, in whole or in part, effective ten (10) days after mailing of notice of default, unless FWT shall, within such period, cure such default.





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13.      Effect of Invalidity. The invalidity in whole or in part of any condition of any Purchase Order shall not affect the validity of other conditions.

14. Remedies. The remedies herein shall be cumulative, and in addition to any other remedies available in law or equity. No waiver of a breach of any provision of any Purchase Order shall constitute a waiver of any other breach or of such provision.

15.      Notice of Labor Disputes.

         a. Whenever FWT has knowledge that any actual or potential labor dispute is delaying, or threatens to delay the timely performance of any Purchase Order, FWT shall immediately give notice thereof and all relevant information to AWS.

         b. FWT agrees to insert the substance of this clause, including this paragraph (b), in any subcontract (including, any purchase order) hereunder as to which a labor dispute may delay the timely performance of this Purchase Order, except that each such subcontract shall provide that in the event any actual or potential labor dispute is delaying or threatens to delay timely performance, the subcontractor shall immediately notify its next higher tier subcontractor, or FWT, as the case may be, of all relevant information.

16. Assignment. FWT hereby agrees that AWS may assign all or any portion of its rights under these General Terms and Conditions to its local cellular, PCS or paging affiliates, which affiliates shall be the purchasers of equipment and/or services from FWT.





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


                                  ATTACHMENT B

1.       BACKGROUND

The demand for monopoles has increased dramatically since May 1996. The combination of an increased cellular build program and the aggressive network development efforts of the A & B PCS licensees has resulted in monopole shipment lead times of over twenty weeks. Moreover, the C through F licensees have not begun their network development efforts in earnest; however, once begun, they are certain to increase the demand and shipment lead times even farther. The increased demand coupled with the long lead time required to build additional monopole fabrication capacity means that there is not a quick solution to bringing down shipment lead times. While FWT anticipated the change in demand and began developing a new monopole production facility in February 1996, the market demand increased more quickly than anticipated; however, by establishing a General Supply Agreement between AWS and FWT, both companies can still meet their objectives.

2.       OBJECTIVES

2.1      AWS

o        Secure shorter lead times, ideally six to eight weeks.
o Secure monopole manufacturing capacity and associated steel supplies to assure adequate monopole supply for AWS market areas.
o        Develop a system that allows for a variety of structural designs.
o Provide the capability to deliver custom pole designs with very short lead times from Black Inventory.
o        Maintain competitive pricing

2.2      FWT

o        Develop an alliance for a significant fabrication volume.
o Provide superior customer support and service as an incentive to continue the alliance once the market demand ebbs.
o Form a relationship that provides global opportunities whereby the US plant can serve other regions or the alliance agreement can be replicated in other parts of the world.

3.       APPROACH

Considering the objectives outlined above, the following approach to the problem and opportunities was developed.

3.1      PRODUCT DESCRIPTION

This agreement specifically addresses FWT's provision of tapered, sleeve-fit, galvanized or metalized, communications monopoles designed according to EIA-222 or applicable local building codes.

3.2      FWT AWS SUPPORT TEAM (FAST)

FWT will assemble an FWT AWS Support Team (FAST) to insure that FWT performance targets are met. Specifically, FWT will dedicate: one engineer, one to two draftspersons, one proposal developer, and one to two project managers. While this team will be devoted exclusively to AWS monopole projects, the balance of FWT's resources are available to shave off peak-demand loads. For example, FWT has seven structural engineers on staff and a firm on retainer if the volume requires additional engineering resources. Also, a significant software development effort is under way to automate the engineering and fabrication detailing steps.

3.3      BLACK INVENTORY

AWS has the option of instituting a Black Pole inventory program. Upon request from AWS, FWT shall fabricate Standard Designs (as described in the following section) for Black Poles. Unless specifically requested by AWS, Standard Designs will not be galvanized and wall penetrations will not be made (e.g., for line entrances or exists). Once in inventory, a maximum of three (3) Black Inventory poles can be modified each day.

3.3.1    STANDARD DESIGNS

Standard Designs are those that have been identified by AWS as a Standard Design at least six weeks prior to fabrication or a pole that has been previously fabricated under this agreement (hereafter defined as an Archive Design).

3.3.2    ARCHIVE DESIGNS

Once a design is fabricated by FWT it becomes an Archive Design for a period of twelve months. If the design is not re-used within twelve months, it is no longer considered an Archive Design. Archive Designs will be maintained on a database by FWT. Design searches on the Archive Database shall be by AWS region, structure height, design number, wind/ice load, and last fabrication date.

3.3.3    BLACK POLE DESIGN

Upon request from AWS, Black Poles will be fabricated from Standard Designs or Archive Designs.

3.3.4    STORAGE

Black Inventory will be held for a period of one year without charges. After one year, AWS will be charged $100 per month per section.

3.4      DELIVERY COMMITMENT

The following are FWT's service commitments:

3.4.1    P.E. SEALED DESIGN DRAWINGS SHIPMENT

FWT shall ship P.E.-sealed structural drawings four to seven full business days after the later of an order is received or FWT has full information associated with the structure (e.g., antennas and antenna support structures are clearly identified).

FWT shall ship P.E.-sealed foundation drawings four to seven full business days after the later of an order is received or the soil report is received.

3.4.2    ANCHOR BOLTS SHIPMENT

Unless AWS requests a delay in shipping, anchor bolts and templates will be shipped five to ten fall business days after the later of receiving an order or receiving anchor bolt shipment information.

3.4.3    STRUCTURE SHIPMENT

Unless a delay in shipping is requested by AWS, the monopole structure will be shipped no more than eight (8) weeks after the later of receiving the order or complete design information, except for structures whose shaft diameter exceeds seventy-two (72) inches, for which a specific Target Shipment Date will be quoted at the time of the order. One additional week shall be allowed for painted monopoles. The date established for shipment shall be known as the Target Shipment Date. In the event that the structure is not available for shipment on the Target Shipment Date, then AWS, in its sole discretion, may impose a penalty on FWT of one hundred dollars ($100.00) per day for each day that the structure is unavailable for shipment, except as provided in Attachment A, Section 12.

3.5      PRICING

3.5.1    PRICING PHILOSOPHY

FWT will continue to provide AWS with competitive prices. While AWS has deemed FWT as their Primary Supplier, FWT must still strive to earn the orders with competitive pricing, and service. The prices charged to AWS for comparable structures, time frames, and volumes will, in all cases, be less than those charged to other customers.

3.5.2    UNIT-BASED PRICING

FWT shall provide monopoles based on a pricing schedule that utilizes a price-per-pound for the structure weight plus various attachments and services. Structure Weight shall be defined as the galvanized weight of the shaft, top plate, and base plate. Considering this definition the algorithm for calculating the cost of the monopole is a maximum of $1.00/pound. The price will include the galvanized monopole structure, anchor bolt templates, and anchors. In addition to the structure cost, an additional charge shall apply for items such as engineering, penetrations (e.g., exit ports), antenna mounts/platforms, safety climb, step bolts, obstruction marking, and waveguide bridges. In cases where the shaft diameter exceeds 72", the section or a portion thereof shall be flame-spray metalized at an additional cost per pound for the metalized section. See the Attachment C for a listing of the options and option pricing.


3.5.3    BLACK INVENTORY POLE PRICING

FWT will invoice AWS for Black Inventory poles at the time the Black Inventory pole structure is complete and placed in storage. The invoice price for the Black Inventory pole will be based on a pricing schedule that utilizes a price-per-pound for the ungalvanized weight of the shaft and base plate. The algorithm for calculating the cost of the black inventory pole is a maximum of $.80/pound. For Black Inventory modifications, a handling fee of $250 per section shall apply for sections that are modified and a handling fee of $100 per section shall apply for unmodified sections. Also, the price for cutting off the end of a section (hereafter referred to as Cutting Fee) shall be $3.00 per inch of circumference. The circumference is calculated as the diameter at the cut line multiplied by 3.1416. The minimum fee is $125.

The price of the finished pole shall be calculated as follows: (the galvanized finished weight of the structure multiplied by the price per pound plus the base amount) less (the previously invoiced amount for the black structure).
For example, if the finished weight is 20,000 pounds and the previously invoiced amount, based on the black weight, was $16,000, the amount due for the structure would be $4,000 (calculated as follows: [(20,000 x $1.00) - $16,000]. Handling Fees, Cutting Fees, and Options would be added to the invoice as well.

3.5.4    PRICE CHANGES

3.5.4.1  PERIOD

Prices will, be reviewed once per quarter. If an adjustment is warranted, based on changes in the price index (as described below), FWT and AWS agree to negotiate a revision to the pricing algorithm and the newly established prices shall become effective immediately on quotes prepared thereafter.

3.5.4.2  BASIS

The following indices shall serve as a baseline for negotiating price changes. Both the index and the relative weighting are shown:

o 10% Primary Fabricated Structural Metals, 3441-P as shown in the Producer Price Index
o 25% Zinc cash price as shown in the Wall Street Journal for high grade zinc on the London Metal Exchange.
o        65% Carbon Plates, 3312-412 as shown in the Producer Price Index

3.6      QUOTE/ORDER/INVOICE PROCESS

3.6.1    QUOTING

3.6.1.1  REQUEST FOR QUOTE (RFQ)

AWS will forward a quote request to FAST. The request will be on a mutually acceptable form developed by FWT which identifies all of the items required to provide a complete quote (e.g., antenna height, wind/ice load, etc.). This request will be made by AWS, in most cases, via e-mail. A facsimile shall serve as a back-up in the event the e-mail system is not operational.

3.6.1.2  QUOTE TURNAROUND TIME

Quotations shall be returned within two business days of receipt of a complete RFQ.

3.6.1.3  QUOTE DISTRIBUTION

A copy of the quotation shall be forwarded to the Regional Supply Manager and the AAC. AWS agrees to treat quotes as confidential information per the FWT/AWS confidentiality agreement.

3.6.2    ORDERING

3.6.2.1  PURCHASE ORDER

The purchase order shall be issued by AWS or AWS's agent or contractor and reflect the following information: date issued, items purchased, item pricing, payment terms, title transfer point, and shipment information.

3.6.2.1.1  DATE ISSUED

This shall serve as the date by which FWT's performance shall be measured. This assumes that the date issued is also the date that FWT receives the purchase order. To the extent possible in the future, FWT and AWS shall work to develop an EDI system to better track purchase order origination and FWT performance.

3.6.2.1.2  ITEMS PURCHASED

The purchase order shall identify the items purchased by referencing the FWT quote/design number and itemizing all optionally priced items as separate line items.

3.6.2.1.3  TITLE TRANSFER POINT

In all cases, title is transferred ex-works, FWT Plant, Ft. Worth, Texas or Houston, Texas.

3.6.2.1.4  INVOICE PRICE

The invoice price shall be consistent with the Purchase Order.

3.6.2.1.5  INVOICING

FWT will issue an invoice when the structure is shipped, a structure is completed for Black Inventory, a Black Inventory Pole is modified and shipped, or an order modification results in charges for items not used (e.g., design drawings). While there may be other instances in which an invoice is issued, these are the primary events that will generate an invoice.

3.6.2.1.5.1  FREIGHT

FWT will ship loads with an AWS designated carrier. The charges will be either direct-billed to AWS by the carrier or FWT will bill AWS for the direct-charges plus fifteen percent (15%). An additional blocking and loading fee of $500/open top container will apply to overseas shipments. Billing instructions for freight will accompany the purchase order.

3.6.2.1.5.2  TAXES

AWS is not exempt from Texas Sales Tax. FWT will add sales taxes as an additional line item on each invoice.

3.6.2.1.6  PAYMENT TERMS

Net 30 from the later of completing manufacture or the Target Shipment Date. This shall include Black Inventory that will be invoiced after completing fabrication. Payments can be made via check or wire transfer (which is FWT's preference).

3.6.2.1.7  SHIPMENT INFORMATION

The purchase order should include shipping instructions for P.E.-sealed drawings, anchor bolts, and structure. Instructions should include a physical address and the desired shipping time frame. If the preferred shipment time frame is according to this agreement, the instructions should show "Per Agreement."

3.6.2.2  ORDER MODIFICATION AND CANCELLATION

Orders may be modified or canceled up to six weeks prior to the Target Shipment Date. If an order is canceled or modified, AWS will be invoiced for items designed, fabricated and/or shipped prior to the order modification or cancellation, but in no case will the amount charged exceed the cost of the drawings, anchor bolts, templates and applicable freight.

3.6.3    COMMUNICATIONS

3.6.3.1  ELECTRONIC INFORMATION TRANSFER AND STORAGE

Whenever possible under this agreement, both AWS and FWT will make every effort to communicate electronically. E-mail will serve as the primary communications medium for FAST and the Regional Supply Managers. This helps in tracking service performance as well as allowing FAST to better meet AWS's needs. The phone and fax will serve as back-up systems.

3.6.4    FWT

3.6.4.1  PRODUCT DESCRIPTIONS

FWT shall provide complete product description information on monopoles and each of the options. The information will be in the form of CAD drawings which outline key dimensional information (e.g., point-to-point separation of antennas on platforms)

3.6.4.2  TRAINING/PLANT TOURS

FWT, at its expense, will train each of the five Regional Supply Managers on the purchase of monopoles under this agreement. A review of the various reports and their usage will be covered. Based on the Regional Supply Manager's availability, the training would include a plant tour so that they can have a mental picture of the fabrication process. This mental picture will facilitate the FWT/AWS working relationship in particular when order modifications are required.

FWT will provide plant tours and training, regarding FWT products to other AWS employees on an as needed basis.

3.6.5    REPORTING

3.6.5.1  ORDERS IN PROCESS

FWT will provide a report that details the orders currently logged for fabrication. This report will provide information on the order date, AWS P.O. number, FWT job number, date of shipment of the P.E.-sealed design drawings and anchor bolts, and Target Shipment Date. Each Regional Supply Manager will have password protected access to this report for monopoles ordered by their region. The AAC will have access to a report that includes all regions.

3.6.5.2  BLACK INVENTORY REPORT

FWT will provide a report that identifies the structures held in Black Inventory. The report will identify the available AWS designs and will be accessible by the Regional Supply Managers and ACC.

                                  ATTACHMENT C
                                 OPTION PRICING

------------------------------------------------------------------------------------------------------------------------------
P.E. Sealed Monopole and Foundation Design (with or without Foundation Design)                                  $1,100.00
P.E. Sealed Foundation Re-design for FWT Monopole                                                                 $450.00
Flame-Spray Metalizing for Shafts greater than 72 inches (additional price per/pound)                                $.10/lb.
Penetrations:
                 Line exit ports (10" x 24")                                                                      $500.00
                 Line entrance ports (5' x 7"), without cover plate                                               $200.00
                 Hand-holes (5" x 7"), with cover plate                                                           $225.00
                 Kellums Hooks                                                                                     $12.00
Anchor Materials:
                 Anchor bolt, 18J x 7', with two nuts (top and bottom)                                            $150.00
                 Additional anchor bolt nut                                                                        $35.00
                 Anchor bolt template (top and bottom)                                                            $750.00
Cable-type safety climb (minimum $250.00)                                                                           $4.00/ft.
Step bolts (bolt-in)                                                                                                $8.25/ft.
Waveguide bridge (2'W x 10'L x 10'H) with two posts & three trapeze                                               $755.00
Waveguide bridge (2'W x 10'L x 10'H) with four posts & three trapeze                                              $955.00
Antenna Platforms and Mounts:
                 Weld-on platform with service grating and handrails:
                          10' platform                                                                          $2,600.00
                          12' platform                                                                          $2,700.00
                          14' platform                                                                          $2,800.00
                          16' platform                                                                          $2,900.00
                 Weld-on Low-Profile platform with service grating and NO handrails:
                          10' platform                                                                          $2,400.00
                          12' platform                                                                          $2,500.00
                          14' platform                                                                          $2,600.00
                          16' platform                                                                          $2,700.00
                 Band-on Low-Profile platform with service grating and NO handrails:
                          10' platform                                                                          $3,100.00
                          12' platform                                                                          $3,200.00
                          14' platform                                                                          $3,400.00
                          16' platform                                                                          $3,600.00
                 Top-mounted Rotatable platform with service grating and handrails:
                          10' platform                                                                          $3,200.00
                          12' platform                                                                          $3,300.00
                          14' platform                                                                          $3,400.00
                          16' platform                                                                          $3,600.00
                 Top-mounted Rotatable Low-Profile platform with service grating and NO handrails:
                          10' platform                                                                          $3,000.00
                          12' platform                                                                          $3,100.00
                          14' platform                                                                          $3,300.00
                          16' platform                                                                          $3,500.00
                 6' Luminaire arms - Weld-on arm                                                                  $375.00
                 6' Luminaire arms - Band-on arm                                                                  $885.00
                 6' Sidearm - Weld-on arm                                                                         $325.00
                 6' Sidearm - Band-on arm                                                                         $885.00
                 4 1/2' OD dish mount - Weld-on                                                                   $600.00
                 4 1/2' OD dish mount - Weld-on                                                                   $875.00



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